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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)* **

                            Veeco Instruments, Inc.
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                                (Name of Issuer)

                    Common Stock, $0.01 par value per share
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                         (Title of Class of Securities)

                                   922417100
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                                 (CUSIP Number)

                               September 17, 2001
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       **This Amendment No. 1 is being filed to amend the percentage of the class owned by the filer.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 922417100                   13G                     PAGE 2 OF 5 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        Paul E. Colombo
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]

        N/A
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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        United States of America
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                           5       Sole Voting Power

                                   3,865,368
                           -----------------------------------------------------
    Number of              6       Shared Voting Power
     Shares
   Beneficially                    N/A
     Owned by               ----------------------------------------------------
      Each                 7       Sole Dispositive Power
    Reporting
   Person With                     3,619,368
                           -----------------------------------------------------
                           8       Shared Dispositive Power

                                   N/A
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        3,865,368 shares
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        13.5%
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 12     Type of Reporting Person (See Instructions)

        IN
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                                                               PAGE 3 OF 5 PAGES

ITEM 1.
             (a)  Name of Issuer:

                  The issuer to which this Schedule 13G relates is Veeco Instruments, Inc., a Delaware corporation.

             (b)  Address of Issuer's Principal Executive Offices:

                  The principal executive office of Veeco Instruments, Inc. is located at 100 Sunnyside Blvd., Woodbury, NY 11797.
ITEM 2.
             (a)  Name of Person Filing:

                  Paul E. Colombo

             (b)  Address of Principal Business Office or, if none, Residence:

                  4900 Constellation Drive, St. Paul, MN  55127.

             (c)  Citizenship:

                  United States of America

             (d)  Title of Class of Securities:

                  The class of equity securities to which this Schedule 13G relates is the common stock, $0.01 par value per share, of Veeco Instruments, Inc.

             (e)  CUSIP Number:

                  922417100

ITEM 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  NA

             (a)  [ ]  Broker or dealer registered under section 15 of the Act
                       (15 U.S.C. 78o);

             (b)  [ ]  Bank as defined in section 3(a)(6) of the Act
                       (15 U.S.C. 78c);

             (c)  [ ]  Insurance company as defined in section 3(a)(19) of the
                       Act (15 U.S.C. 78c);

             (d)  [ ]  Investment company registered under section 8 of the
                       Investment Company Act of 1940 (15 U.S.C 80a-8);

             (e)  [ ]  An investment adviser in accordance with
                       Section 240.13d-1(b)(1)(ii)(E);

             (f)  [ ]  An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);


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                                                               PAGE 4 OF 5 PAGES


             (g)  [ ]  A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

             (h)  [ ]  A savings associations as defined in Section 3(b) of the
                       Federal Deposit Insurance Act (12 U.S.C. 1813);

             (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

             (j)  [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.      Ownership.

             (a)  Amount beneficially owned:   3,865,368 shares

             (b)  Percent of class:   13.5%

             (c)  Number of shares as to which the person has:

                  (i) Sole power to vote or to direct the vote 3,865,368

                 (ii) Shared power to vote or to direct the vote N/A

                (iii) Sole power to dispose or to direct the disposition of
                      3,619,368

                 (iv) Shared power to dispose or to direct the disposition of
                      N/A

ITEM 5.      Ownership of Five Percent or Less of a Class:   N/A

ITEM 6.      Ownership of More than Five Percent on Behalf of Another Person:
             N/A

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

ITEM 8.      Identification and Classification of Members of the Group:  N/A

ITEM 9.      Notice of Dissolution of Group:   N/A


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                                                               PAGE 5 OF 5 PAGES




ITEM 10.     Certification

                      By signing below, I certify that, to the best of my
               knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                   October 4, 2001
                                       -----------------------------------------
                                                         Date

                                                  /s/ Paul E. Colombo
                                       -----------------------------------------
                                                       Signature

                                                    Paul E. Colombo
                                       -----------------------------------------
                                                      Name/Title